(d)(1)(viii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2015

Voya Partners, Inc.

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the sub-advisory agreement dated May 1, 2010, between Directed Services LLC and Columbia Management Investment Advisers, LLC (“Columbia”) (the “Sub-Advisory Agreement”), the sub-advisory fee for VY® Columbia Contrarian Core Portfolio (the “Portfolio”), was reduced on May 1, 2013.  On November 18, 2014, Columbia executed a new Sub-Advisory Agreement.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2015 through May 1, 2016.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the May 1, 2013 sub-advisory reduction)

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:
Voya Partners, Inc.
(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President